QUALIFYING UNDERWRITER

                        ADDITIONAL COMPENSATION AGREEMENT



                                                                   July 17, 2003
Pioneer Investment Management, Inc.
60 State Street
Boston, Massachusetts 02109

Ladies and Gentlemen:

                  Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Pioneer Municipal High Income Trust, a closed-end management investment company (the "Trust"), Pioneer Investment Management, Inc. ("Pioneer Investment Management" or the "Investment Adviser") and each of the respective Underwriters named therein, with respect to the issue and sale of the Trust's common shares of beneficial interest, no par value (the "Common Shares"), as described therein. Reference is also made to (i) the Investment Advisory Agreement (the "Investment Advisory Agreement") to be entered into between the Investment Adviser and the Trust and (ii) the registration statement on Form N-2 regarding the Common Shares of the Trust (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

                  The Investment Adviser hereby confirms its agreement with each Qualifying Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Investment Adviser to each of the Qualifying Underwriters. The Investment Adviser agrees to pay to each Qualifying Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.15% per annum of the aggregate average daily managed assets of the Trust (including assets attributable to any preferred shares or other financial leverage of the Trust that may be outstanding); and provided, further, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in Section 3 hereof.

SECTION 1. QUALIFYING UNDERWRITERS. For the purposes of this Qualifying Underwriter Additional Compensation Agreement (the "Additional Compensation Agreement"), UBS Securities LLC (as lead manager of the Underwriters) and each Underwriter which sells Common Shares of the Trust with an aggregate purchase price to the public of at least $50,000,000 shall be a "Class I Qualifying Underwriter" and Merrill Lynch, Pierce, Fenner & Smith Incorporated shall be a "Class II Qualifying Underwriter;" PROVIDED, HOWEVER, that the amount required to qualify as a Class I Qualifying Underwriter may be reduced with respect to any Underwriter in the sole discretion of the Investment Adviser (upon consultation with the lead manager of the Underwriters), and that the Investment Adviser in its sole discretion (upon consultation with the lead manager of the Underwriters) may classify any Underwriter as a Class II Qualifying Underwriter. Class I Qualifying Underwriters and Class II Qualifying Underwriters are referred to collectively herein as "Qualifying Underwriters." A Qualifying Underwriter which qualifies as a Class II Qualifying Underwriter shall not also be a Class I Qualifying Underwriter. Within 60 days following the Closing Date, the Qualifying Underwriters shall prepare or cause to be prepared and provide to the Investment Adviser a chart listing each of the Qualifying Underwriters, which chart shall indicate the aggregate purchase price to the public of the Common Shares sold by each Qualifying Underwriter and the Pro Rata Percentage (as defined in Section 2 hereof) of each Qualifying Underwriter and shall be appended as Schedule A to this Additional Compensation Agreement. Such Schedule A shall be prepared in good faith by the Qualifying Underwriters and subject to verification by the Investment Adviser.

SECTION 2. PRO RATA PERCENTAGE. Each Qualifying Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Shares sold by such Underwriter as set forth on Schedule A hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreement.

SECTION 3.        PAYMENT OF ADDITIONAL COMPENSATION.

         (a) The Investment Adviser shall pay the Additional Compensation, quarterly in arrears, to each Class I Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0250% of the aggregate average daily managed assets of the Trust for such quarter (including assets attributable to any preferred shares or other financial leverage of the Trust that may be outstanding); PROVIDED, HOWEVER, that in the event that the contractual advisory fee rate payable by the Trust to the Investment Adviser or such successor or affiliate under the Investment Advisory Agreement is reduced below 0.60%, the fee payable by the Investment Adviser to such Qualifying Underwriter shall be reduced in proportion to, and for the period of, such reduction of the advisory fee, and this agreement shall be deemed to be amended automatically to reflect the same.

         (b) The Investment Adviser shall pay the Additional Compensation, quarterly in arrears, to each Class II Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0375% of the aggregate average daily managed assets of the Trust for such quarter (including assets attributable to any preferred shares or other financial leverage of the Trust that may be outstanding); PROVIDED, HOWEVER, that in the event that the contractual advisory fee rate payable by the Trust to the Investment Adviser or such successor or affiliate under the Investment Advisory Agreement is reduced below 0.60%, the fee payable by the Investment Adviser to such Qualifying Underwriter shall be reduced in proportion to, and for the period of, such reduction of the advisory fee, and this agreement shall be deemed to be amended automatically to reflect the same.

         (c) All fees payable hereunder shall be paid to each Qualifying Underwriter by wire transfer of immediately available Trusts within 15 days following the end of each calendar quarter to a bank account designated by such Qualifying Underwriter. At the time of each payment of Additional Compensation hereunder, the Investment Adviser shall deliver to each Qualifying Underwriter receiving an installment of Additional Compensation a statement indicating the amount of the average daily managed assets of the Trust for such quarter (including assets attributable to any preferred shares or other financial leverage of the Trust that may be outstanding) on which such payment was based.

         (d) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending September 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Investment Adviser pursuant to the Underwriting Agreement.

SECTION 4. MAXIMUM ADDITIONAL COMPENSATION AMOUNT. The "Maximum Additional Compensation Amount" payable by the Investment Adviser hereunder shall be, with respect to each Qualifying Underwriter, such amount as, when taken together with the amount of all underwriting compensation other than the Additional Compensation received by such Underwriter in connection with the offering of the Common Shares of the Trust, equals the maximum compensation allowed under the conduct rules of the National Association of Securities Dealers, Inc. (which we currently understand is 9.00%), as such rules are then in effect; provided, that in determining when the maximum amount has been paid, the value of each of the quarterly payments shall be discounted at the annual rate of 10% to the closing date of the initial offering of the Common Shares.

SECTION 5. TERM. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Advisory Agreement, dated July 17, 2003, remains in effect between the Trust and Pioneer Investment Management, or any similar investment advisory agreement with a successor in interest or affiliate of Pioneer Investment Management remains in effect, as, and to the extent, that such investment advisory agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Qualifying Underwriter, the payment by the Investment Adviser to such Qualifying Underwriter of the Maximum Additional Compensation Amount, (b) with respect to the Trust, the dissolution and winding up of the Trust and (c) with respect to the Trust, the date on which the Investment Advisory Agreement or other investment advisory agreement between the Trust and the Investment Adviser or any successor in interest to the Investment Adviser, including but not limited to an affiliate of the Investment Adviser, shall terminate.

SECTION 6. NOT AN INVESTMENT ADVISER. The Investment Adviser acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

SECTION 7. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

SECTION 8. NO LIABILITY. The Investment Adviser agrees that no Underwriter shall have liability to the Investment Adviser or the Trust for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. The Investment Adviser agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

SECTION 9. ASSIGNMENT. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

SECTION 10. AMENDMENT; WAIVER. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

SECTION 11. GOVERNING LAW. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12. COUNTERPARTS. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among Pioneer Investment Management and the Qualifying Underwriters in accordance with its terms.

                                      Very truly yours,

                                      UBS SECURITIES LLC


                                      By:  /S/ OSCAR JUNQUERA
                                      Name:  Oscar Junquera
                                      Title:  Managing Director


                                      By:  /S/ TODD A. REIT
                                      Name:  Todd A. Reit
                                      Title:  Executive Director


                                      WACHOVIA CAPITAL MARKETS, LLC


                                      By:  /S/ J. BRIT STEPHENS
                                      Name:  J. Brit Stephens
                                      Title:  Managing Director


                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                  INCORPORATED


                                      By:  /S/ DOUGLAS R. BOND
                                      Name:  Douglas R. Bond
                                      Title:  First Vice President


CONFIRMED AND ACCEPTED, as of the date first above written:


PIONEER INVESTMENT MANAGEMENT, INC.


By:      /S/ OSBERT M. HOOD
Name:    Osbert M. Hood
Title:   President and Chief Executive Officer

                                   SCHEDULE A
-------------------------------------------- --------------- ------------------------------------- ---------------------

                                                                          AGGREGATE
                                                                   PURCHASE PRICE TO PUBLIC              PRO RATA
      NAME OF QUALIFYING UNDERWRITER             CLASS              OF COMMON SHARES SOLD               PERCENTAGE
-------------------------------------------- --------------- ------------------------------------- ---------------------
-------------------------------------------- --------------- ------------------------------------- ---------------------
UBS Securities LLC                                 I                     $150,000,000
-------------------------------------------- --------------- ------------------------------------- ---------------------
-------------------------------------------- --------------- ------------------------------------- ---------------------
Wachovia Capital Markets, LLC                      I                     $93,000,000
-------------------------------------------- --------------- ------------------------------------- ---------------------
-------------------------------------------- --------------- ------------------------------------- ---------------------
Merrill Lynch, Pierce, Fenner &     Smith
            Incorporated                           II                    $40,500,000
-------------------------------------------- --------------- ------------------------------------- ---------------------
